                                     BY-LAWS

                                       OF

                          PAGING NETWORK DO BRASIL S.A.


                                    CHAPTER I

                  NAME - HEAD OFFICE - DURATION AND PURPOSES

Article 1: PAGING NETWORK DO BRASIL S.A. (the "Company") is a corporation governed by these by-laws and by the applicable legal provisions.

Article 2: The Company has its head office in the City of Sao Paulo, State of Sao Paulo, at Rua Alexandre Dumas, 1.711, and is subject to the jurisdiction of its Courts.

      Sole Paragraph: The Company shall have a branch office in the city of Rio de Janeiro, State of Rio de Janeiro, at Rua Visconde de Piraja, 608, Suite 306, Ipanema Blue Building, CEP 22410-002 and may open and close branches, agencies and offices in Brazil or abroad, by decision of the Board of Directors.

Article 3: The term of duration of the Company is undetermined.

Article 4: The purposes of the Company are:

a) the operation and marketing of wireless messaging services ("Servico Especial de Radiochamada"), and any other related services;

b) to supply, operate, distribute, trade, lease, import and export equipment for telecommunication services, especially wireless messaging services;

c) the participation in other commercial or civil companies, especially those which have as their purpose the operation of telecommunication services, in general, within the limits permitted by law.


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                                   CHAPTER II

                          CORPORATE CAPITAL AND SHARES

Article 5: The Company's capital stock consists of R$ 21.858.409,80 divided into 52,060 shares, all validly issued and subscribed, being 30,760 common nominative shares without par value, of which 10,100 were fully paid in domestic currency, and 21,300 preferred nominative shares without par value, of which 5,940 were fully paid in domestic currency, being 20,660 shares of Common Stock and 14,860 shares of Preferred to Stock to be paid within five (5) days counted from the date of the minutes that approved these By-laws, and the remaining 500 shall be paid within (30) thirty days from the date thereof. The Company's capital stock may be increased up to 113,000 shares, all nominative, without par value, distributed as follows: (a) 50,000 shares of Common Stock without par value, and
(b) 63,000 shares of Preferred Stock without par value, and may be issued, up to that limit, by decision of the Board of Directors.

      Sole Paragraph: The shareholders shall have preemptive rights for the subscription of new shares of any kind and class, proportionally to their participation in the capital stock of the Company, and such preemptive rights may be regulated by way of shareholders agreements.

Article 6: In the decisions of the General Shareholders' Meetings each common share shall entitle its holder to one vote.

      Sole Paragraph: The holders of Preferred Stock shall be entitled to vote as a class and each share of Preferred Stock shall be entitled to one (1) vote pursuant to Article 7 and Article 19, Sole Paragraph.

Article 7: Holders of Preferred Stock shall be entitled to voting rights limited to the following matters:

      (i) The purchase or other acquisition (in one or a series of related transactions), by the Company or any of its Subsidiaries, of any part of the property or assets of any person or entity, except in the following cases: (A) the transfer of assets among the Company and its Subsidiaries; (B) the purchase of inventory, materials and equipment as set forth in the Operating Budget, as approved by the Board of Directors (or for the nine month period following the date of the General Shareholders' Meeting which approves these By-laws ("Closing Date"), in the interim Operating Budget); and (C) the making of permitted capital expenditures approved in the Company's Operating Budget;


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      (ii)  The contracting for, the incurring, creation, assumption, or the sufferance of any obligation by the Company or any of its Subsidiaries in an amount in excess to the equivalent in domestic currency of US$ 250,000.00, unless such obligation has been contemplated in the Operating Budget (or for the nine month period following the Closing Date, in the interim Operating Budget);

      (iii) Any amendment of the By-laws of the Company or of its Subsidiaries, including without limitation, any reduction of the cumulative and fixed dividends payable in respect of the Preferred Stock;

      (iv) The contracting for, the creation or assumption, the incurring by or the sufferance by the Company or any of its Subsidiaries of any obligation, contingent or otherwise, directly or indirectly guaranteeing any Indebtedness or other obligation of another person, except for the guaranty of permitted obligations of any Subsidiary. Indebtedness as used herein shall mean all obligations which in accordance with Generally Accepted Accounting Principles - "GAAP" - are classified as liabilities upon a balance sheet of such person;

      (v) The creation, contracting or incurring by the Company or any of its Subsidiaries of any liens upon or with respect to any property or assets (real or personal, tangible or intangible) of the Company or any of its Subsidiaries, whether now owned or hereafter acquired, or the sale of any such property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable with recourse to the Company or any of its Subsidiaries) or the assignment of any right to receive income, except in case of:

            (A) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, bids, leases, government contracts, performances and return of money bonds and similar obligations, but not any Lien in favor of a surety arising in connection with an actual default under a construction contract;

            (B) Liens incidental to the normal conduct of the business of the Company or any of its Subsidiaries or the ownership of its property (including without limitation leases or subleases granted to other persons, mechanics liens, minor survey exceptions, title defects, minor encumbrances, easements, reservations, rights of others for rights-of-way, zoning or other restrictions as to the use of real property), which are not created in connection with the incurring of any indebtedness in excess of the amount permitted in Article 7(vi), and which do not in the aggregate materially interfere with the use of


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                  value of such property in the operation of the business of the
                  Company and its Subsidiaries taken as a whole;

            (C) Liens of or resulting from any judgment rendered by a court of competent jurisdiction, the appeal of which by the Company or a Subsidiary is prosecuting in good faith, and for which the Company shall have made reserves or other appropriate provision, if any, in respect thereof in accordance with GAAP; and

            (D) Liens for taxes, assessments or other governmental charges or levies, either not yet due and payable;

     (vi) The contracting for, incurring, creation, assumption or sufferance of any indebtness obligation by the Company or any of its Subsidiaries in an amount in excess to the equivalent in domestic currency of US$ 250,000.00, unless such obligation has been contemplated in the Operating Budget (or for the nine month period following the Closing Date, in the interim Operating Budget), except accrued expenses and current trade accounts payable or incurred in the ordinary course;

     (vii) Any transaction or series of related transactions (including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) between the Company or any of its Subsidiaries and any shareholder or any person or entity directly or indirectly controlled by, controlling or under common control with a shareholder, except pursuant to the reasonable requirements of the Company's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would be obtainable in a comparable arm's-length transaction with third parties;

     (viii) The engagement by the Company or any of its Subsidiaries in any business other than that provided for in Article 4 above;

     (ix) The issue by the Company or any of its Subsidiaries of any equity interest or any options or subscription rights to purchase, or securities convertible into, equity interests, except: within the limits of the authorized capital, including 2,718 Shares of Common Stock reserved for possible issuance to management of the Company and its Subsidiaries, provide however, that the Company or any of its Subsidiaries may (A) issue replacements of then outstanding shares of capital stock, (B) declare stock splits, stock dividends and similar issuances which do not decrease the percentage ownership (on a fully diluted basis taking into account the exercise of all permitted subscription rights) of the shareholders in the Common Stock of the Company or the Company or any of its Subsidiaries in any class of the capital stock of such Subsidiary, and (C) issue capital stock to qualify Directors to the extent required by applicable law;


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

      (x) The entering into any action for a composition with creditors, the winding up, liquidation or dissolution of the Company or any of its Subsidiaries or the entering into by them of any transaction of merger or consolidation, or conveyance, sale, lease or other disposition of all or substantially all of the assets of the Company or of any of its Subsidiaries, whether in a single transaction or a series of related transactions, except in the case of transfer of assets among the Company and its Subsidiaries;

      (xi) The authorization, declaration or payment of any dividends by the Company or any of its Subsidiaries, except for the mandatory dividend provided for in First Paragraph of Article 24, and the preferred stock dividends provided for in Article 8.

Article 8: Holders of the Company's Preferred Stock shall be entitled to the following rights:

      a)    Priority in the distribution of dividends;

      b) The holders of Preferred Stock shall be entitled to receive, out the funds legally available therefor, the following preferential fixed dividends calculated on the capital value represented by such shares of Preferred Stock:

      (i) from the date of issuance to but not including the sixth anniversary thereof, quarterly preferential fixed cumulative dividends on the capital value represented by such shares of Preferred Stock, at the rates set forth opposite the corresponding quarterly period following such issuance shall be accumulated; on the sixth anniversary of the issuance such accumulated dividends shall be distributed and immediately reinvested in the Company by the holders of Preferred Stock, with the issuance of corresponding additional shares of Preferred Stock (the "PIK Preferred Stock"):


                   --------------------------------------
                      Quarter         Dividend Rate
                   --------------------------------------

                   --------------------------------------
                         01               3.000%
                   --------------------------------------
                         02               3.090%
                   --------------------------------------
                         03               3.183%
                   --------------------------------------
                         04               3.278%
                   --------------------------------------
                         05               3.377%
                   --------------------------------------
                         06               3.478%
                   --------------------------------------
                         07               3.582%
                   --------------------------------------
                         08               3.690%
                   --------------------------------------
                         09               3.800%
                   --------------------------------------
                         10               3.914%
                   --------------------------------------
                         11               4.032%
                   --------------------------------------


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                   --------------------------------------
                         12               4.153%
                   --------------------------------------
                         13               4.277%
                   --------------------------------------
                         14               4.406%
                   --------------------------------------
                         15               4.538%
                   --------------------------------------
                         16               4.674%
                   --------------------------------------
                         17               4.814%
                   --------------------------------------
                         18               4.959%
                   --------------------------------------
                         19               5.107%
                   --------------------------------------
                         20               5.261%
                   --------------------------------------
                         21               6.321%
                   --------------------------------------
                         22               6.543%
                   --------------------------------------
                         23               6.772%
                   --------------------------------------
                         24               7.009%
                   --------------------------------------

      (ii) from the sixth anniversary of to but not including the seventh anniversary of issuance of the Preferred Stock (or in the case of the PIK Preferred Stock from the date of issuance to but not including the first anniversary thereof), quarterly preferential fixed cash dividends on the capital value (including the amount of all dividends reinvested in accordance to item b (i) above) represented by such shares of Preferred Stock shall be paid at a rate of 16% (sixteen per cent) per annum;

      (iii) from the seventh anniversary of issuance to but not including the eighth anniversary of issuance of the Preferred Stock (or in the case of the PIK Preferred Stock from the first anniversary to but not including the second anniversary thereof), quarterly preferential fixed cash dividends on the capital value (including the amount of all dividends reinvested in accordance to item b (i) above) represented by such shares of Preferred Stock shall be paid at a rate of 18% (eighteen per cent) per annum; and

      (iv) from the eighth anniversary of issuance to but not including the tenth anniversary of issuance of the Preferred Stock (or in the case of the PIK Preferred Stock from the second anniversary to but not including the third anniversary thereof), quarterly preferential fixed cash dividends on the capital value (including the amount of all dividends reinvested in accordance to item b (i) above) represented by such shares of Preferred Stock shall be paid at a rate of 20% (twenty per cent) per annum;

      c) Priority in the reimbursement of the capital, including any premium paid upon subscription of such shares, in the case of liquidation, dissolution or winding up of the Company;

      d) Participation, in equal conditions with the common stock, in the distribution of shares arising from reevaluation of assets, incorporation of monetary correction and capital reserves.


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

Article 9: The Company's Preferred Stock shall be subject to mandatory redemption on the tenth anniversary of the date of issuance of the preferred shares, or to earlier redemption, by decision of the majority of the holders thereof, upon the occurrence of any of the following events:

      a) if the Company defaults in the performance of or compliance with any term contained in the preferences granted to the Preferred Stock or with any term or right granted to Preferred Stock pursuant to a shareholders agreement and such default is not remedied within 30 days after the earlier of: (i) a responsible Officer obtaining actual knowledge of such default, and (ii) the Company receiving written notice of such default from any holder of Preferred Stock ; or

      b) if there is a material adverse change in the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole or otherwise, including, without limitation, the loss of, or the failure to obtain, licenses necessary for the normal conduct of business of the Company and its Subsidiaries; or

      c) if the Company (i) winds up, liquidates or dissolves its affairs or enters into any transaction of merger or consolidation which results in a change of control of the Company, or conveys, sells, leases or otherwise disposes of all or substantially all of its assets, whether in a single transaction or a series of related transactions or (ii) makes an initial public offering of common stock in which the aggregate net proceeds received by the Company exceed the equivalent in Brazilian currency to US$ 30,000,000.00.

      First Paragraph: In any case, the preferred shares shall be redeemed at a price per share equal to their respective purchase price as reflected in the Certificate of Registration of the investment issued by the Central Bank of Brazil, but in any case at a price not less than their respective purchase price adjusted in accordance with the variation of the General Index of Market Prices -"IGPM", published by Fundacao Getulio Vargas, plus an amount equal to any and all dividends accrued unpaid thereon as of the date of such redemption.

      Second Paragraph: All shares of Preferred Stock purchased or redeemed by the Company shall be forthwith retired and canceled and shall not be reissued, nor shall any other stock be issued in place thereof, but the Company may, nevertheless, from time to time thereafter increase its capital stock in the manner and to the extent permitted by law and by these By-laws.

Article 10: The Company may issue multiple certificates representing the shares, which, if issued, shall be signed by two (2) Officers or by one (1) Officer and one (1) attorney, expressly authorized for this purpose.


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

                                   CHAPTER III

                                   MANAGEMENT

Article 11: The management of the Company shall be incumbent upon the Board of Directors ("Conselho de Administracao") and the Officers ("Diretoria"), as set forth in these By-laws.

Article 12: The Board of Directors is composed of five (5) permanent members and the same number of alternate members, resident in Brazil, which are shareholders, elected by the Shareholder's General Meeting for a term of office 2 (two) years, with the right to be reelected.

      First Paragraph: The Board of Directors shall hold an annual meeting for the purpose of organization and the transaction of any business immediately after the Annual Meeting of the Shareholders, provided a quorum of Directors is present. Other ordinary meeting may be held at such times as may be determined from time to time by resolution of the Board of Directors.

      Second Paragraph: Extraordinary meetings of the Board of Directors may be called by the Chairman of the Board of Directors or by the President.

      Third Paragraph: Meeting's of the Board of Directors may be held at the principal offices of the Company, or at such other place as shall be stated in the notice of such meeting. Notice of any meeting of the Board of Directors shall be given to each Director, addressed to him at his residence or usual place of business, so as to arrive at least five (5) days before the date on which the meeting is to be held. No notice of the annual meeting of the Board of Directors shall be required if it is held immediately after the Annual Meeting of the Shareholders and if a quorum is present.

      Fourth Paragraph: Any business may be transacted and any corporate action may be taken at any ordinary or extraordinary meeting of the Board of Directors at which a quorum shall be present, whether such business or proposed action be stated in the notice of such meeting or not, unless special notice of such business or proposed action shall be required by statute. The Board of Directors shall keep minutes of all business transacted and actions taken at such meetings in the appropriate books of the Company.

      Fifth Paragraph: A majority of the Board of Directors at any time in office shall constitute a quorum, provided that at least two of the Directors, or respective alternates, elected by the holders of Preferred Stock are present at the meeting. At any meeting at which a quorum is present, the vote of a majority of the members present shall be the act of the Board of Directors, unless a greater number is specifically required by law.

      Sixth Paragraph: The Directors shall not receive any stated salary for their services as Directors, but by resolution of the Board of Directors a fixed fee and expenses of attendance may be allowed for attendance at each meeting, subject to approval by the


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      General Meeting. Nothing herein contained shall preclude any Director from serving the Company in any other capacity, as an officer, agent or otherwise and receiving compensation therefor, subject to limitations imposed by applicable law.

      Seventh Paragraph:The Board of Directors shall have a Chairman, selected among its members.

      Eighth Paragraph: Upon termination of the term, the members shall remain in office until the installation of the substitutes.

      Ninth Paragraph: In the event of absence or impediment of any of the permanent members, such member shall be necessarily substituted by his alternate member, who shall vote on behalf of the permanent member as if such member was present at the meeting. In case of resignation or permanent impediment of any of the members, a General Meeting shall be called to elect a substitute, if such be deemed convenient or necessary.

      Tenth Paragraph: Up to one third (1/3) of the members of the Board of Directors may serve as Officers of the Company.

Article 13: It is incumbent upon the Board of Directors to:

      (a) determine the general conduct of the business of the Company;

      (b) appoint the President of the Company and the Chairman of the Board of Directors among its members;

      (c) elect and dismiss the Officers of the Company and establish their duties and compensation within the limits established by the Shareholders Meetings;

      (d) control the Officers' conduct, examine, at any time, the Company's books and papers, require information on the contracts, either signed or to be signed, and any other acts;

      (e) call Shareholders' General Meetings;

      (f) discuss the Officers' reports and accounts;

      (g) decide on the issuance of shares within the limits of the authorized capital;

      (h) approve the five-year Operating Budget of the Company and its Subsidiaries, including any interim Operating Budget; and

      (i) elect and dismiss the independent auditors and lawyers of the Company.


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      First Paragraph:  All other corporate matters shall be brought to the
      Shareholders General Meetings for appreciation and approval.

Article 14: The Company will have from 2 (two) to 4 (four) Officers, shareholders or not, resident in Brazil, with duties established by the Board of Directors, one being the President, one or more Vice-Presidents, a Secretary, and a Treasurer.

      First Paragraph: The President shall be the chief executive officer of the Company, and shall have the general direction of the business, affairs and property of the Company, and of its several officers, and shall have and exercise all such powers and discharge such duties as usually pertain to the office of President.

      Second Paragraph: The Vice-Presidents, or any of them, shall, subject to the direction of the shareholders, at the request of the President or in his absence, or in case of his inability to perform his duties from any cause, perform the duties of the President, and, when so acting, shall have all the powers of, and be subject to all restrictions upon, the President. The Vice-Presidents shall also perform such other duties as may be assigned to them by the shareholders, and the shareholders may determine the order of priority among them.

      Third Paragraph: The Secretary shall perform such duties as are incident to the office of Secretary, being responsible for the Company's corporate books, or as may from time to time be assigned to him by the Board of Directors or as are prescribed by these By-laws.

      Fourth Paragraph: The Treasurer shall perform such duties and have powers as are usually incident to the office of Treasurer, being responsible for the financial management and accounting of the Company, and any others which may be assigned to him by the Board of Directors.

Article 15: The Officers shall be elected annually by the Board of Directors. Each such Officer shall hold office until his successor shall have been elected and taken office. The taking of office of the Officers shall be made by signing the pertinent entry in the Book of Minutes of the Officer's Meetings.

      First Paragraph: Any Officer of the Company may be removed from office, with or without cause, by the vote of the majority of the Board of Directors.

      Second Paragraph: A vacancy in any office shall be filled by the Board of Directors.

      Third Paragraph:  The Officers are exempt from being bonded.

      Fourth Paragraph The compensation of the Officers shall be fixed by the Board of Directors within the parameters established by the Shareholders' General Meeting.


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Article 16: The Company shall be represented by its Officers, whether in or out of the Court, either actively or passively, before third parties, any public body or federal, state or municipal authority, as well as quasi-governmental agencies, mixed economy companies and quasi public corporations.

      First Paragraph: The signature of the President alone, or of 2 (two) Officers or of 1 (one) Officer and 1 (one) duly empowered attorney-in-fact or of 2 (two) attorneys-in-fact, is needed to legally bind the Company.

      Second Paragraph: Powers-of-attorney granted by the Company shall always be granted by the President alone or by two (2) Officers and shall specify the powers conferred to the grantees, and the terms of validity thereof, which shall not exceed one (1) year, with the exception of those powers-of-attorney granted for acting in Court, which may be granted for an undetermined term.

      Third Paragraph: The use of the Company's name for any kind of guarantees or in any documents not related to the Company's business or that may be considered as gratuitous acts, is expressly prohibited.

                                   CHAPTER IV

                                   COMMITTEES

Article 17: Committees, whose members need not be Directors, may be appointed by the Board of Directors, which committees shall hold office for such a time and have such powers and perform such duties as may from time to time be assigned to them by the Board of Directors. Any member of such a committee may be removed at any time, with or without cause, by the Board of Directors. Any vacancy in a Committee occurring from any cause whatsoever may be filled by the Board of Directors.

      First Paragraph: Any member of a committee may resign at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or, if no time be specified, at the time of its receipt by the President or Secretary. The acceptance of a resignation shall note be necessary to make it effective, unless so specified therein.

      Second Paragraph: A majority of the members of a committee shall constitute a quorum, subject to the terms of these By-laws. The act of a majority of the members of a committee present at any meeting at which a quorum is present shall be the act of such committee. The members of a committee shall act only as a committee, and the individual members thereof shall not have powers as such.


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

      Third Paragraph: Each committee shall keep a record of its acts and proceedings, and shall report the same to the Board of Directors when and as required by the Board of Directors.

      Fourth Paragraph: A committee may hold its meetings at the principal office of the Company, or at any other place which a majority of the committee may at any time agree upon. Each committee may make such rules as it may deem expedient for the regulation and carrying on of its meetings and proceedings. Unless otherwise ordered by the Executive Committee, any notice of a meeting of such committee may be given by the Secretary of the Company or by the Chairman of the committee and shall be sufficiently given if mailed to each member at his residence or usual place of business so as to arrive at least two (2) days before the day on which the meeting is to be held, or if sent to him at such place by fax, telegraph or cable, or delivered personally or by telephone not later than twenty four (24) hours before the time at which the meeting is to be held.

      Fifth Paragraph: Each member of any committee shall be entitled to compensation only for the out-of-pocket expenses incurred by him as a result of serving on such committee.

                                    CHAPTER V

                         GENERAL SHAREHOLDERS' MEETINGS

Article 18: The shareholders of the Company, shall meet in the General Shareholders' Meeting, ordinarily, every year within the four (4) months following the closing of the fiscal year and, extraordinarily, whenever called by a shareholder representing at least five percent (5%) of the voting stock, whenever required in the corporate interest or in the events provided for by law.

      First Paragraph: The Meetings shall be installed with a minimum quorum of shareholders representing at least the majority of the outstanding voting capital of the Company.

Article 19: The General Shareholders' Meeting shall be called as provided for by law and shall be chaired by the President of the Company or, in his absence, by any shareholder present at the Meeting chosen by the majority of those present. The President of the Meeting shall choose, among those present, a Secretary.

      Sole Paragraph: Resolutions of General Shareholders' Meetings shall be taken by the quorums and majorities provided by Brazilian law or otherwise specified herein or in a shareholders' agreement, with the exception of the decisions concerning the matters specified in Article 7 above that shall in addition require the approval of shareholders representing more than fifty percent (50%) of the Company's total outstanding Preferred Stock.

Article 20: Written notice of the time and place of any Shareholders' Meeting whether ordinary or extraordinary, shall be given to each shareholder entitled to vote, addressed to him at his address as the same appears upon the records of the Company, and delivered by personal delivery or other means so as to arrive, at least ten (10) days, but not more than sixty (60) days before the day of the meeting and published as required by law. Notice of any adjourned meeting need not be given accept by announcement at the meeting so adjourned unless otherwise ordered in connection with such adjournment. Such further notice, if any, shall be given as may be required by law.

                                   CHAPTER VI

                                  FISCAL BOARD

Article 21: The Company may have a Fiscal Board, which will function in a non-permanent basis, the installation or dismissal of which shall be at the discretion of the General Shareholders' Meeting, composed of a minimum of three
(3) and a maximum of five (5) permanent members and equal number of substitutes, appointed and substituted by the General Shareholders' Meeting, with the following attributions provided for by law:

      a) To supervise the actions of the management and verify the compliance with their legal and statutory rights;

      b) To advise on the management's annual report;

      c) To advise on the proposals of the management to be submitted to the General Shareholders' Meeting, concerning the modification of the capital, issuance of debentures or subscription bonuses, investment plans or capital budget, distribution of dividends, transformation, merger, or split;

      d) To inform the management and, in the event the management does not take the necessary measures to protect the Company's interests, the General Shareholders' Meeting, about eventual mistakes, frauds or crimes discovered by them and to propose useful measures to the Company;

      e) To call the ordinary General Shareholders' Meeting, in the event the management delays such calling for longer than one month, and to call the Extraordinary General Shareholders' Meeting, whenever there are urgent or extraordinary matters, including the matters they believe necessary to be included in such Meeting's agenda.

      f) To analyze, at least quarterly, the balance sheet and other financial statements prepared by the Company from time to time;

      g) To examine the financial statements relating to the fiscal year and advise on them;

      h) To exercise such attributions, during the liquidation, subject to the specific provisions thereon.

      Sole Paragraph: The General Shareholders' Meeting which installs the Fiscal Board shall determine its compensation.


                                   CHAPTER VII

                                   FISCAL YEAR


Article 22: The fiscal year shall begin on January 1st and shall close on December 31st of each calendar year, except for the first fiscal year that shall begin on the date of the organization of the Company and close on the following December 31.

Article 23: At the end of each fiscal year, the Company's Officers shall cause financial statements to be prepared, with observance of the legal provisions.

Article 24: The Officers shall present to the General Shareholders' Meeting, along with the financial statements of the fiscal year, a proposal as to the allocation of the net profits of the fiscal year. The General Shareholders' Meeting, after receiving the advise of the Fiscal Board, if installed, shall decide on the allocation of the net profits of the fiscal year, after the deductions provided for by law are made.

      First Paragraph: The holder of Common Stock shall receive a minimum mandatory dividend of not less of 0.5% (one half of one percent) of the annual net profits, adjusted in accordance with Article 202 of Federal Law 6404/76, but only after the closing of the fiscal year following the end of the third fiscal year.

      Second Paragraph: The Company may distribute intermediate dividends, provided the legal provisions pertinent to this form of dividends are complied with.

                                  CHAPTER VIII


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

                                   LIQUIDATION

Article 25: The Company shall start liquidation in the cases required by law or when authorized by the General Shareholders' Meeting which is competent to determine the form of liquidation and to designate the liquidator.

Article 26: In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, then, before any distribution or payment shall be made to the holders of the shares of Common Stock, the holders of the shares of the Preferred Stock shall be entitled to be paid an amount per share equal to the purchase price, as reflected in the Certificate of Registration of the investment issued by the Central Bank of Brazil, but in any case at a price not less than their respective purchase price adjusted in accordance with the variation of the General Index of Market Prices -"IGPM", published by Fundacao Getulio Vargas, plus an amount equal to any and all dividends accrued and unpaid thereon as of the date of such distribution or payment (the "Preferred Priority"). If, upon any liquidation, dissolution, or winding up of the Company, the assets to be distributed to the holders of the Preferred Stock shall be insufficient to permit the payment to such holders of the full Preferred Priority, than all of the assets of Company shall be distributed ratably to the holders of the Preferred Stock based on the aggregate Preferred Priority for the shares of Preferred Stock held by each holder.

Article 27: If the above referred payment of the Preferred Priority shall have been made in full to the holders of the Preferred Stock, the remaining assets and funds of the Company, if any, shall be distributed among the holders of the Common Stock according to their respective equity investment.

Article 28: The Company's shareholders may establish further rules applicable to the liquidation, dissolution or winding up of the Company by means of the Shareholders' Agreement.


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